Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated November 15, 2007	Registration Statement No. 333-133356

FINAL TERM SHEET

Dated November 15, 2007

Issuer:	Development Bank of Japan (DBJ)

Rating:	Aaa/AA

Guarantee:	Payments of principal and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Currency /Size:	Euro 700,000,000

Denomination:	€ 50,000

Pricing date:	November 15, 2007

Settlement date:	November 15, 2007

Maturity date	November 26, 2027

Coupon:	4.75% (Annual, Actual/Actual)

Interest payment dates:	Every November 26 of each year, commencing November 26, 2008

Redemption price:	100%

Issue price:	99.328%

Spread:	Mid Swap, +6bp

Joint Lead Managers	BNP PARIBAS
Citigroup Global Markets Limited

Co-lead Managers	Barclays Bank PLC
J.P. Morgan Securities Ltd.

Format:	SEC Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bond)

Listing	London Stock Exchange

You can access the issuer’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended at the following website:

http://www.sec.gov/cgi-bin/browse-edgar?company=development+bank+of+japan&CIK=&filenum= &State=&SIC=&owner=include&action=getcompany

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any Manager participating in the offering will arrange to send you the prospectus, which you may request by calling collect at +44 (0) 20-7986-9000.